Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Revelation Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.001	457(o)			$7,500,000	$0.0001102	$826.50
Fees to Be Paid	Equity	Warrants to purchase shares of common stock(3)	457(g)			—	—	$0
Fees to Be Paid	Equity	Common stock issuable upon exercise of the warrants	457(o)			$15,000,000	$0.0001102	$1,653.00
Fees to Be Paid	Equity	Pre-funded warrants to purchase shares of common stock(4)	457(g)			—	—	$0
Fees to Be Paid	Equity	Common Stock issuable upon exercise of the pre-funded warrants(4)	457(g)			—	—	$0
Fees to Be Paid	Equity	Placement agent warrants to purchase shares of common stock(3)(5)	457(g)			—	—	$0
Fees to Be Paid	Equity	Common stock issuable upon exercise of the placement agent warrants	457(o)			$1,968,750	$0.0001102	$216.96
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$24,468,750		$2,696.46
	Total Fees Previously Paid							$1,797.64
	Total Fee Offsets							—
	Net Fee Due							$898.82

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	In accordance with Rule 457(g) under the Securities Act, because the shares of the common stock underlying the warrants and placement agent warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants sold in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock sold in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and pre-funded warrants (including the common stock issuable upon exercise of the pre-funded warrants), if any, is $7,500,000.

(5)	These warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the placement agent warrants is $1,968,750, which is equal to 125% of $1,575,000 (7% of $22,500,000).